To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Halton Universal Brands Inc. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated October 29, 2013, on the balance sheets of Halton Universal Brands Inc as December, 31, 2012 and 2011 and the related statement of operations, changes in stockholders' deficit and cash flows for the years then ended and the period from Inception (October 22, 2010) to December 31, 2012 which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Denver, Colorado                                                                                                      /s/

November 6 2013                                                                                                      Cutler & Co. LLC

2460 West 26th Avenue, Suite 380C, Denver, Colorado 80211          Phone: 303.968.3281            Fax: 303.463.5416            www.cutlerandcocpas.com